Where Food Comes From, Inc. 8-K

Exhibit 99.2

Event Title: Integrated Management Information Q1 2013 Earnings Call
Ticker Symbol: WFCF.PK
Date and Time: May 1, 2013 4:15 PM ET

Executives

Jay Pfeiffer – Investor Relations
John Saunders – Chairman and Chief Executive Officer

Analysts

Ian Cassel – MicroCapClub
Marc Robins – Catalyst Research
Jack Moore – Private Investor
Scott Butler – Catalyst Research
Justin Engle – BT

Presentation

Operator

Good day ladies and gentlemen and thank you for standing by. Welcome to the First Quarter Earnings Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (Operator Instructions) I would now like to turn the conference over to your host Mr. Jay Pfeiffer, go ahead sir.

Jay Pfeiffer

Good afternoon and welcome to the Where Food Comes From first quarter conference call. During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically our statements about future revenue, expenses, profitability, cash, growth strategy, market acceptance of the company’s products and services and potential acquisitions are forward-looking statements.

Listeners should not place undue reliance on these statements. There are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the company.

At present, it is the company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins. I will now turn the call over to John Saunders, Chairman and CEO.

John Saunders

First quarter revenue was essentially flat at just over $1.0 million.  We experienced a decline in source and age verification activity that was mostly offset by an increase in revenue from other service offerings - most notably our Organic, Non-Hormone Treated Cattle and Verified Natural Beef lines.

The Q1 revenue breakdown included:

•	Total verification revenue up slightly at $854,000;

•	Hardware revenue 18% lower at $129,000 - remember, hardware revenue, consisting of ear tags, will roughly track source and age verification revenue;

•	And Where Food Comes From labeling program revenue up a very strong 62% to nearly $43,000.

As we saw in the fourth quarter of 2012, changes in Japan's import rules on February 1st of this year  - specifically, easing of their cattle age requirements from 21 months to 30 months - has given US cattle producers an alternative to using our source and age verification services.  This has resulted in lower revenue in that particular service offering.  As we have discussed previously, this change may or may not be permanent.  Japan is among the most highly sensitive nations when it comes to food safety and export requirements can change over time, and we still believe that market forces may drive additional verification requirements.  It's also important to keep in mind that a majority of our ranch source and age customers have elected to continue source and age verification as a means of differentiating their beef and earning premiums at auction.  In other words, they continue to pay for this service even though it is no longer required by Japan because they believe - and we concur - that retailers and consumers around the world see real value in knowing as much as possible about the food they consume.

And by the way the change in Japan’s import standards has put enormous pressure on some of the smaller companies in this business who may not have the growth and diversification necessary to withstand the impact.
One of our competitors has reportedly ceased operation and this of course presents opportunity for us to fill that void.

One more important point on source and age verification that shouldn’t be overlooked.  The USDA’s Animal Disease Traceability program, under which domestic cattle producers – up to 800,000 of them – will be required to source verify breeding cattle in the next few years – which bodes very well for us as the leader in this market.

Despite our flat revenue in Q1, SG&A expenses increased by 28% year over year due primarily to the additional fixed costs associated with our acquisition of 60% interest in International Certification Services (ICS) in February of last year.  The combination of flat revenue and higher expenses led to our first quarterly loss in nearly three years. On a positive note, the loss totaled only $58,000.

Those of you who have know us for a while understand that we have taken great pride in being the rare nano-cap that has demonstrated an ability to achieve profitable growth.  I’ll remind you that until this quarter we had reported 12 consecutive quarters of profitability and 11 consecutive quarters of increased revenue on a year-over-year basis.  While I’m sure that the majority of you have appreciated this consistency, I’m also pretty confident that the reason you are stockholders of Where Food Comes From is because of our long-term vision for the company and the value proposition represented by our position as the industry leader.

I’d like to take a moment to recap some of these key points:

•	1st -- The Three Primary Macro trends in the food industry – transparency, health consciousness, and food safety – all dovetail perfectly with our business model;

•	2nd -- There are tremendous barriers to entry for anyone attempting to compete with us – either on the level of our core solutions or with our Where Food Comes From labeling program;

•
3rd -- We have the industry’s most comprehensive verification services portfolio, with offerings covering beef, pork, poultry and produce; and we have a potential game changer with our Where Food Comes From labeling program;

•	4th -- We have initiated an M&A strategy designed to grow that portfolio with new offerings, strengthen existing offerings and expand our geographical footprint around the US;

•
5th -- We have maintained a tight capital structure and demonstrated an ability to grow profitably and build value for our stockholders.  The Japan situation reminded us that in the short term we are subject to market forces like any other company – maybe more so because of our relatively small size;

•
But, for the long term, we believe we have the business model and the team in place to be a serious force in the food industry for many years to come.  We intend to do this by organically expanding our solutions portfolio, acquiring complementary companies, and aggressively marketing our solutions to consumers, distributors and retailers.

As I said on an investor call recently, I can’t imagine that 5 years from now the world of food transparency won’t be significantly advanced from the way it is today – and I can’t think of a single company that will be better positioned to benefit from this than WFCF.

With that in mind, I would encourage you to judge our financial performance on a year-to-year basis, and not quarter to quarter.  By the way, as a reminder, our first quarter is always our slowest quarter and that has been magnified by the effects of Japan – so again, we view our Q1 performance as pretty solid given the circumstances.

With that’ I’ll open the call to questions. Operator?

Question-and-Answer-Session

Operator

Thank you sir, we will now begin the question-and-answer session. (Operator Instructions) And our first question comes from Ian Cassel with Micro Club. Go ahead.

Ian Cassel – MicroCapClub

Hi, John. I have a couple of questions for you. The first one, we’ve been talking about these food trends and these macro food tail winds which you mentioned in your opening remarks, and these are multi-year food trends and I am just wondering, as a shareholder in the company today, can you talk a little bit about some of the milestones that you expect to achieve this year throughout the rest of the year?

John Saunders

Sure, I would say there are three real specific targets for us, Ian. The first obviously is our track record around profitable growth. So year-over-year, we want to continue to grow the business profitably and to maintain the cash that we need to execute our other business opportunities.

Secondly, we really are at a critical point and I appreciate our investor’ patience and I think one of my big objectives is to provide tangible evidence of our M&A strategy and giving us an ability to really provide that cost money leverage.

Finally, to solicit not only the customers that we’ve seen thus far with Where Food Comes From, but I believe to gain the leverage necessary to go after even larger potential customers and to really start to see the effect of the foundation that we’ve been building with Where Food Comes From over the last four years.

Ian Cassel – MicroCapClub

Okay, thank you. And my next question is about the news announcement by Whole Foods and their non-GMO standard of certification they expect to be rolled out in all their stores over the next – I don’t know, I think it’s three years or four years or something. You talked before about Whole Foods being a big customer for you. Is that standard or certification for non-GMO, are you talking to Whole Foods now about that and do you think that’s going to be a tangible piece of business for you moving forward?

John Saunders

Yes, we have spoken with them as well as many other customers about the GMO labeling requirements. There has been a blast of news this week, specifically with Whole Foods I think. What they always represent is the market-leader and a step out from norm. They are a catalyst to a number of the things that we see at a more broad level as we move forward.

So, the conversations that we’ve had with Whole Foods have been specifically around our ability to verify. Again organic, the animal welfare practices and in certain circumstances as we are moving forward and again as you mentioned, I think the date that they said in the future was 2017.

So we are roughly four years away from that implementation, but all of the indications that were seen will be first that, yes the opportunity within Whole Foods for us, I think, is unique because of the critical role that we play within today, but also because the direction that they go represents a broader vision.

So I think, I mentioned on the last call, one of our key focuses with ICS and entering the organic verification market was because generic identification of those products with GMO basis was something that we saw coming in the future. So, yes, very much we see this is a great opportunity for us and may even move up the spectrum on the timing in a shorter timeframe than even what Whole Foods is just predicting now.

Ian Cassel – MicroCapClub

My last question would be about another thing you mentioned in your opening remarks about the Food Traceability Act coming into effect over the next few years. Did you mention that it affects, is it 800,000 producers?

John Saunders

Yes, that I think as an investor and really looking at the current things that are occurring on March 11, the USDA Animal and Plant Health Inspection Service APHIS announced a final ruling on the animal disease traceability rule. That rule immediately requires breeding age livestock over 18 months.

We identified in the national program. Obviously, as our position within the USDA and I think just as a leader in verification in the beef industry, we are uniquely positioned to address that market in a very short timeframe.

And the numbers that you mentioned are exactly correct. As we talk very publicly, we’ve had about 6000 producers that we work with; the total market in the United States just for beef production is roughly 800,000 producers that are going to have to comply with this ruling at some point in the future.

So, glad you asked that question. It’s something that I’ve been cautious to give too much guidance about. But again, I think as of verification in the beef industry, we are uniquely positioned to be the immediate beneficiary of that ruling and as I said, it’s on the books now. It’s loss, so this is something that’s definitely on the horizon.

Ian Cassel – MicroCapClub

Great, thanks, John.

John Saunders

Thank you.

Operator

And our next question comes from the line of Marc Robins with Catalyst Research. Please go ahead.

Marc Robins – Catalyst Research

Well, thank you. Hey, John, good morning or afternoon.

John Saunders

Hey, Marc.

Marc Robins – Catalyst Research

Just a real quick question, and maybe I lost it because I was not quite as focused as I should be, but, you keep saying that you’ve been circumspect as to describing the new USDA approach and then you said over some – there is 800,000 farmers and over some period of time, they will be required to start tracking certain items.

Would you say over a period of time? Is that because of phased-in or they haven’t completed the law or they just don’t know how to administer it? Can you give us just a little bit of color as to what we might see not that level we might expect, what we might see in the future as this program comes in the past?

John Saunders

Yeah, great question. Part of the vagueness is that that is exactly the same response or the same identification of timeframes that we’ve gotten as a result of the ruling. There are no direct timeframes, there are objectives on percentage of compliance and the rate at which producers and the reason I am circumspect is because we don’t know exactly how quickly this will become a reality.

And a lot of it is based on enforcement, which you asked about. There are questions about what this will really mean, not only for producers but also for packers and processors. For example, packers and processors are now required to capture all of the identification devices on an animal and do database and categorize them.

That sounds pretty simple and I’m sure most people on the call will be saying well, why aren’t they doing that now? That is a very, very big issue for packers to be able to database all of those potential different identification devices. So there is a timeframe and a lag time in there that we are not really clear on if a producer isn’t in compliance, what are the repercussions, what’s going to happen to them specifically.

And if there is no teeth, that will take time. But, in general, I think the requirements to the program are very defined. The way that we are going to fit into it, I think we’ve got a very good strategy. We’ve been working on this for a while which is a modification of our source and age verification for Japan.

Now it’s specifically source verification. So we’ve separated the two components and I think the broader issues about timing, when is that going to happen, we really don’t know.

There is a secondary ruling that will come into play on feeder cattle, the market cattle, the current cattle that we verify for Japan and the EU as opposed to the breeding stock. So that the timing of that is important.

Marc Robins – Catalyst Research

John, is there some kind of like a final point, endpoint to this new program, like I said, all of this is going to have to happen by 2020? Or is it just still extraordinarily nebulous throughout the whole new rule?

John Saunders

Pretty nebulous.

Marc Robins – Catalyst Research

Okay, okay. Thank you.

John Saunders

You bet, you bet.

Operator

(Operator Instructions) We have a follow-up question from Marc Robins with Catalyst Research, please go ahead.

Marc Robins – Catalyst Research

Hi, I know John, you hate to talk about this, but I am going to prod anyway. How are we coming, and I can’t expect you to say it’s going to be next week or it’s not the specific retailer or store. How are we coming with a new Where Food Comes From logo and QR Code? Do you have – can you say if you have a dozen prospects that are considering that or any kind of color on that at all?

John Saunders

I think a dozen is a good number. The timing again, Marc, as I am sure everybody on the call, I would love to announce that we have a new retailer today. We do not. We have many prospects, again I think a dozen is a good number. But the range and size, and the range and their volume, I think you will be happy over the course of the year that me being based upon questions on when we are going to have new customers we’ll be fruitful. We’ve really developed, I think, a great sales funnel that continues to move forward and we are very excited about what we are working on Marc.

Marc Robins – Catalyst Research

That’s all we can ask for. Thanks, John.

Operator

And our next question comes from line of Jack Moore a private investor. Please go ahead sir.

Jack Moore – Private Investor

Yes, thanks for taking my question. It’s about stock ownership amongst the directors. That is good, a lot of the directors seem to just incentivized by stock options and I was kind of curious as to there have been any discussion as to why the directors won’t actually buy the stock at the market? And it seems like there would be a much more – that would definitely incentivize them to oversee the company and a lot of these shareholders?

John Saunders

Hello Jack, great question. Jack, we have very long-term strong directors and honestly most of them are significant shareholders in the company. So I am not sure exactly the specifics of the question, but what they decide to do and how they decide to participate in their ownership is really their business. Suffice it to say though that all of them are significant shareholders in the company.

Jack Moore – Private Investor

Okay, thanks.

Operator

(Operator Instructions) And we have a question coming from Scott Butler with Catalyst Research. Please go ahead.

Scott Butler – Catalyst Research

Hi, John, how are you?

John Saunders

Good.

Scott Butler – Catalyst Research

Thank you for taking my question. I just kind of wanted to follow-up on Marc’s and could you comment on the general level of activity. Have you seen an uptick in activity or enquiries from either the producers or the processors of meat products since the USDA ruling and can you talk about kind of the sales funnel and maybe compared to last year and the level of activity in terms of prospects? Thank you.

John Saunders

Good question. Well we market on a number of different levels Scott. We have obviously our Where Food Comes From program as first and foremost we are marketing that and promoting that daily with a very targeted group of retailers which expands quite often. We don’t have really anybody that comes off of that list. So we continue to go down the sales funnel with them.

We then also see a real a constant evolution if you will of these standards that we are addressing and the customers that are looking for compliance with those standards. As we’ve talked very publicly about how we are into the global animal partnership standard. We’ve seen this year a significant increase in the non-hormone treated cattle program. In the European Union, which is primarily a feed yard ranch and packer level program and that our Verified Natural Beef program has really seen a lot of growth.

One interesting dynamic that I kind of touched on a little bit that we are seeing with the – what’s happened within the Japanese change in their export requirements. First and foremost as I mentioned, we’ve seen a real constriction of our competitors in the market.

And the bundling that we offer being that we offer a producer a program, not only with source and age but also with the non-hormone treated the verified natural beef and then the global animal partnership the animal welfare component gives producers a cross platform ability to market those cattle.

So we are really seeing a lot of new customers coming on board with us, because of what happened with Japan, because our competitors no longer are competitive because we offer such a more diverse line of verification. So, obviously the change in the Japan requirements has been a net negative for us I think.

But in many other ways, it’s been a positive for us, because it’s really put us in a unique spot as a verification company in the beef industry to those producers which are going to continue to engage but the provider that they’ve been working with doesn’t necessarily have the same diversification capabilities.

Final point, and really around Where Food Comes From, I think for probably six months, I’ve been talking publicly, I talk to a number of investors about this.

I feel a quickening, I feel that events around food issues are speeding up and maybe it’s because consumers are more aware, maybe there is really not new interest. Maybe there is just more talk about it.

But, daily there are stories which either use the word specifically Where Food Comes From and people wanting to know more about that, or a trend in the same direction as what we are seeing. So, is there something tangible about it? I don’t know that I am willing to go to that level. But, we get interest, we get new leads daily.

Scott Butler – Catalyst Research

That’s great. So, it sounds like there is an opportunity with these kind of weaker player falling off for you maybe to take some share and in what is still probably a growing market, obviously and that’s terrific. Well, congratulations and we look forward to see how things rollout.

John Saunders

Thank you and just a follow-up, just what you just said right there, I think really, what’s happened with source and age is there was a market that developed directly after the discovery of BSE that market has grown, it tapered off, leveled off about two years ago meaning there are a lot of new producers coming on board, which has forced consolidation or led to consolidation in the verification arena within beef.

The change in Japan as you say will constrict that market and consolidate it. What’s amazing to me is that the very first part of the question that I got, or the last part of the question that I think Ian had asked is, we are at the forefront of a change in a way that livestock is identified in the United States and sometime in the near future, 800,000 producers are going to have to comply with this program.

Japan has changed the verification market to one that – you would almost think it’s a dying market, but we are right at the beginning of a market that has exponential growth possibilities.

So, I really feel fortunate, I think we’ve done a great job here of maintaining our position, consolidating when we needed to diversify and when we needed to really being – I think the only company that has the capability to even consider going after 800,000 beef producers and being able to services that.

Scott Butler – Catalyst Research

That’s great. Thank you.

\John Saunders

Thank you.

Operator

Here we have a follow-up question from Ian Cassel with MicroCapClub.

Ian Cassel – MicroCapClub

Hi John, I had a follow-up question. I know when we spoke maybe back in November we were talking about Tyson and they announced that they are going to be rolling out their farm check I believe or something like that to across all their producers and I was wondering that could be a huge catalyst for you guys as well. I was wondering if there was an update on that and if you have been in communication with Tyson, specifically?

John Saunders

We had an onsite meeting with – we went through their program. We’ve been under – in consideration as a certification body. We’ve been providing those services to them for a number of years. But, so we are in the queue if you will of being a certification body when they begin to conduct those audits.

Again, what the opportunity for us Ian, is to bundle that with our existing audits. So we are already conducting an audit at a producer’s location. We want to make sure that we incorporate the components of the farm check program, which I specifically quite honestly do not know those specifics.

But I know there are some additional areas that they want to address and we will be doing that. To-date we haven’t seen any, I don’t think there is anything notable or material that I would – that I could go and to say this has really changed our business. But again, the trend is our friend and what they are doing with the farm check program.

First of all, I think it’s admirable and I think it’s really industry leadership that they are showing as we work with them for so long and this year they are getting their ducks in a row addressing some of the short-term issues for them, but we think, again we are uniquely positioned with them to – when they decide to pull the trigger for us we’ll be there as one of the few alternatives for them to do that.

Ian Cassel – MicroCapClub

Great, thanks, John.

Operator

(Operator Instructions) And we have a follow-up question from Scott Butler with Catalyst Research. Please go ahead.

Scott Butler – Catalyst Research

Thank you for taking my follow-up. Just a quick question on pricing. Have you guys seen any with the increased competition you’ve seen any people doing crazy things on pricing? Or can you talk about stability or instability there? Thanks.

John Saunders

I don’t believe we have seen a real change in pricing. I think most of the producers that have been engaged with the source and age verification over the years have become accustomed to some basic costs. I don’t know that we’ve really seen any pressure. It’s probably – if anything it’s increased our leverage a little, although we have not increased our prices as a result.

Scott Butler – Catalyst Research

Okay. Okay, that’s fair. Thank you.

Operator

And our next question comes from Justin Engle with BT. Please go ahead.

Justin Engle – BT

Hello John.

John Saunders

Hey Justin.

Justin Engle – BT

I know you hate to do this, but I was sitting here trying to build some figures in my head, 800,000 producers, I mean how would you begin to charge? I mean, what’s the potential there as far as increased revenue when you go through your potential scenarios and as far as your competition would you potentially get a third of those, or half or 75% and would you net a dollar producer or ten or 100?

John Saunders

Good question. I think the way that I would look at it, first of all is that we are decoupling source and age verification and in most cases, source verification is an easier proposition than verifying that in addition to the age. So I believe that our pricing – to some extent, although I don’t know that it will be proportional, it won’t be 50% necessarily. What will be compliance, I would say for the USDA to say they’ve been successful if they can give 50% of those beef producers. So 400,000.

The final part of the question, I don’t know who else could support it Justin. I don’t know who else has developed the systems, the efficiency, the process and to be able to handle it. So I think one of the key factors is that there aren’t a lot of alternatives. Now there could be some that come into the market, but I, again I’ve talked a lot about our – the barriers to entry there.

So I think we got to be and we will be that solution and we will figure out the market dynamics of what the market will bear with the costs will be. I think it will be less than what we’ve seen with source verification source and age verification, I am sorry.

Justin Engle – BT

Will that be, it shows that can be completely paid by the producer or has there been any talk about that being some kind of – subsidized, at least make sure we subsidized by government paying some kind?

John Saunders

I can tell you for a fact, it’s not going to be the government. That at least on an electronic basis, they have talked about the bang tags or the flip tags, the bright tags, but I don’t think anybody further up the chain really sees that as a viable alternative, Justin, I think it’s got to be the electronic. The government will not pay for that in my opinion.

The producer in my opinion if they are smart will pay for it, because then they will earn the premiums associated with it and with the packers are going to have to pay to do it. I do think that some of the progressive packers out there will probably somehow incentivize producers maybe with the cost of the tag, I am not sure, somewhere they would incentivize producers. But I think for now the safe side is that the producer is going to pay it.

Justin Engle – BT

All right. Thank you very much John.

John Saunders

Thanks, Justin.

Operator

And the next question comes from John (inaudible), a private investor. Please go ahead sir.

Unidentified Analyst

Hey John, congratulations on another great quarter.

John Saunders

Thank you.

Unidentified Analyst

You are welcome. I was just wondering if there is anything we as the investors can do to help to power your business further. I have been following you since, I was (inaudible) seven years come along, I truly believe in what you do and the transparency to consumers and how valuable that is. (inaudible) being the number one company in America, you know the – beef and everything you do is so important to the hormones and move in that way. I wonder if there is a way we can help you and get more exposure.

So it’s an outlook in Facebook, I know like said being most days, travelled across the country a lot and who want to talk will (inaudible) in the country, there are along the things alliances you are ahead of the times and then when you go and market to these people. And on Facebook you could reach large value and obviously view.

Keep it simple, because I know sales specifically with more options with grocery stores and consumers have the more confusing to get to the people. So if you keep it simple and that is the operation works.

John Saunders

Well, great comments and I really appreciate the sentiments. We – first and foremost I think that the social campaign. The new brand enhancement program, our educational platform that we’ve launched at wherefoodcomesfrom.com called “Food to Know” and our “Food to Grow” portion for kids has a very robust Facebook page, Twitter, Pinterest, and a YouTube channel. And any opportunity to engage there John, and to pass that message along, I think helps us tremendously.

We’ve seen great growth in our social media presence which we’re very excited about. And then finally, I am always amazed at the store level opportunity for a consumer directly to impact a large organization like Leggman’s purely just by going into the store and saying, “hey, have you heard of Where Food Comes From? Do you know what this program is?”

And obviously, from that point if there is interest, we’d like to have that lead come to us as we got the systems and the processes in place to either dovetail with our existing activities. But that communication directly with the meat manager or the store manager about Where Food Comes From and the knowledge about understanding about Where Food Comes From I think is – it’s going to help us tremendously.

Unidentified Analyst

I agree, I think the new website is brilliant and I am going to turnout some of those forms and going into Leggman’s myself I believe we got it from what you stand for.

John Saunders

Excellent, thank you very much.

Unidentified Analyst

Thank you so much.

Operator

And I show no further questions in the queue at this time. Please go ahead.

John Saunders

Once again, thank you all for your time and your support. Very excited about the future and 2013 and we look forward to talking to you next quarter. Take care.

Operator

Ladies and gentlemen, this concludes the conference call. We would like to thank you for your participation and you may now disconnect.